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                                                                    EXHIBIT 20.1

CHASE MANHATTAN GRANTOR TRUST 1995-A

From: Chase Manhattan Bank, N.A.

To:   Norwest Bank Minnesota, N.A.

                       MONTHLY CERTIFICATEHOLDER'S REPORT
                       ----------------------------------

Due Period 9 Beginning Date                      05/01/1996
Due Period 9 End Date                            05/31/1996
Determination Date                               06/10/1996
Remittance Date                                  06/17/1996

I.    Monthly Principal and Principal Carryover Shortfall to Certificateholders
      (Per $1000 of Original Principal Amount)    $ 31.9222083496

II.   Monthly Interest and Unpaid Interest to Certificateholders
      (Per $1000 of Original Principal Amount)    $ 3.6706030859

III.  Monthly Expenses Summary

      A. Servicing Fee Disbursement                 $ 917,858.56
      B. Cash Collateral Account Expense                  $ 0.00
      C. Total Expenses paid
         (per $1000 of Original Principal Amount) $ 0.6117671788

IV.   Cash Collateral Account Deposit Amount              $ 0.00

V.    Outstanding Advance Summary

      A. From Prior Period                        $ 3,549,625.04
      B. From Current Period                      $ 3,641,418.89
      C. Change in Amount Between Periods
         (Lines B - A)                               $ 91,793.85

VI.   Pool Factor Information

      A. Certificate Principal Balance        $ 1,053,536,120.80
      B. Initial Certificate Balance          $ 1,500,339,658.38
      C. Pool Factor (Lines A / B)                0.702198408817

VII.  Available Cash Collateral Account Information for Due Period

      A. Available Cash Collateral Amount        $ 55,071,513.80
      B. Available Cash Collateral Amount Percentage 5.000000000136%
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VIII. Required Cash Collateral Amount

      A. For the Current Collection Period       $ 55,071,513.80
      B. For the Next Collection Period          $ 52,676,806.04